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                                                                     EXHIBIT 5.1


                                  LETTERHEAD OF
                             GOLDSTEIN & DIGIOIA LLP
                              369 Lexington Avenue
                            New York, New York 10017
                             Telephone 212.599.3322
                             Telecopier 212.557.0295


                                February 3, 1997

Nu-Tech Bio-Med, Inc.
500 Fifth Avenue
Suite 2424
New York, New York 10110

                  Re:      Nu-Tech Bio-Med, Inc.
                           Amendment No. 1 to
                           Registration Statement on Form S-3
                           SEC File No. 333-17859

Ladies/Gentlemen:

         We have reviewed Amendment No. 1 to a Registration Statement on Form S-3, filed on January 31, 1997, (File No. 333-17859)(the "Registration Statement") under the Securities Act of l933, as amended (the "Act") by Nu-Tech Bio-Med, Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

          This opinion has been rendered with respect to: (i) 872,109 outstanding shares (the "Shares") of Common Stock, $.00l par value per share;
(ii)1,576,979 Shares issuable upon exercise of outstanding common stock purchase warrants; (iii) 15,856 Shares issuable upon exercise of outstanding common stock purchase options.

                  In connection with the opinions rendered herein, we have examined the Registration Statement, the Certificate of Incorporation as amended of the Company, its By-Laws, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions contained herein. On the basis of such examination, we are of the opinion that:

          l. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

          2.  The Company has an authorized capitalization of
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12,000,000 shares of Common Stock, $.00l par value per share and 1,000,000 shares of Preferred Stock, $.l0 par value per share.

                  3. The outstanding Shares have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

                  4. The Shares issuable upon exercise of the Warrants have been duly authorized and when issued sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  5. The Shares issuable upon exercise of Options, upon payment therefor and issuance thereof upon exercise of such Options in accordance with the terms thereof, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We advise you that certain partners of the firm, namely Stanley R. Goldstein and Victor J. DiGioia are Selling Security Holders as set forth in the Registration Statement.

                                                    Very truly yours,



                                                    GOLDSTEIN & DiGIOIA LLP